Exhibit 99.1

Duos Technologies Group Reports First Quarter 2023 Results

Strong First Quarter Performance Driven by 84% Revenue Increase to $2.64 Million

Continued Progress in Artificial Intelligence Development with Over 50 Planned Use Cases by Year-end

JACKSONVILLE, FL / Globe Newswire / May 15, 2023 - Duos Technologies Group, Inc. (“Duos” or the “Company”) (Nasdaq: DUOT), a provider of machine vision and artificial intelligence that analyzes fast moving vehicles, reported financial results for the first quarter (“Q1 2023”) ended March 31, 2023.

First Quarter 2023 and Recent Operational Highlights

•	Announced an add-on award of $1.9 million for the enhancement of a planned Railcar Inspection Portal (“rip®” or “RIP®”) system in the passenger transportation sector, pushing the total contract value to more than $13.5 million. This latest addition is part of a long-term installation of the Company's most advanced RIP system, which will capture high-speed images of railcars at up to 125 miles per hour.
•	Performed over 1.7 million comprehensive railcar scans in the first quarter across 11 portals, of which more than 238,000 were unique railcars. This metric encompasses all railcars scanned at locations across the U.S., Canada, and Mexico, representing approximately 15% of the total freight car population in North America.
•	Released eight new AI detection models for use within the Company’s RIP solution since the beginning of the year. The Company currently has 37 models deployed and operational for freight and transit customers with plans to deploy more than 50 different models by the end of 2023.
•	Signed strategic partnership with a regional railroad to identify and deploy RIPs to monitor their railcar fleet.
•	Filed two additional patent applications related to the process and method for detecting defects on moving trains and inspecting aircraft during ground operations.
•	Provided input to the Rail Safety Act of 2023 on technology for wayside detection. This Bill recently made it through the U.S. Senate Committee on Commerce, Science, and Transportation. It is expected to be voted upon in the full Senate.
•	As of the end of the first quarter, the Company had $9.4 million of revenue in backlog and expects $7.7 million to be recognized during the remainder 2023.

First Quarter 2023 Financial Results

It should be noted that the following Financial Results represent the consolidation of the Company with its subsidiary Duos Technologies, Inc.

Total revenues for Q1 2023 increased 84% to $2.64 million compared to $1.44 million in the first quarter of 2022 (“Q1 2022”). Total revenue for Q1 2023 represents an aggregate of approximately $1.82 million of technology systems revenue and approximately $816,000 in recurring services and consulting revenue. The increase in revenues was driven by the manufacturing of two high-speed, bespoke RIPs for a transit customer and the successful delivery of AI detection models for a number of freight rail customers.

Cost of revenues for Q1 2023 increased 73% to $2.11 million compared to $1.22 million for Q1 2022. The increase in cost of revenues was driven by a similar increase in technology systems revenue primarily stemming from the manufacturing of two high-speed passenger RIPs.

Gross margin for Q1 2023 increased 142% to $537,000 compared to $222,000 for Q1 2022. The improvement in gross margin was driven by higher revenues related to two high-speed passenger RIPs coupled with additional algorithms deployed during the first quarter of 2023.

Operating expenses for Q1 2023 decreased 6% to $2.68 million compared to $2.86 million for Q1 2022. There was an increase in sales and marketing costs related to additional investment in staff. This was offset by a decrease in general and administrative costs primarily due to a year-over-year reduction in non-cash employee compensation charges.

Net operating loss for Q1 2023 totaled $2.14 million compared to net operating loss of $2.64 million for Q1 2022. The decrease in net operating loss was driven by the improved margins noted in the recurring services as well as project revenues as it progresses toward manufacturing and subsequent installation activities.

Net loss for Q1 2023 totaled $2.14 million compared to net loss of $2.64 million for Q1 2022. The improvement in net loss was driven by higher margins stemming from RIP projects and increased services and consulting revenues with minimal change in operating expenses.

Cash and cash equivalents at March 31, 2023 totaled $4.34 million compared to $1.12 million at December 31, 2022. As of quarter end, the Company had an additional $717,000 in receivables, bolstering its liquidity position to approximately $5.06 million. Duos also had an additional $1.53 million in inventory as of March 31, 2023, consisting primarily of long-lead items for future RIP installations.

In March 2023, the Company entered into a securities purchase agreement with certain existing investors resulting in the issuance of an aggregate of 4,000 shares of a newly authorized Series E Convertible Preferred Stock which is convertible common stock at an equivalent of $3.00 per share. Duos received aggregate proceeds of $4.00 million through the transaction.

Financial Outlook

At the end of the first quarter, the Company’s contracts in backlog represented approximately $9.4 million in revenue, of which approximately $7.7 million is expected to be recognized during the remainder of 2023. The balance of contract backlog is comprised of multi-year service and software agreements as well as project revenues spanning into fiscal 2024.

Based on these committed contracts and near-term pending orders that are already performing or scheduled to be executed throughout the course of 2023 as well as the planned expansion of the Company’s subscription business model and other contributing factors, Duos is reiterating its previously stated revenue expectations for the fiscal year ending December 31, 2023. The Company expects total revenue for 2023 to range between $20.0 million and $21.0 million, representing an increase of 33% to 40% compared to 2022.

Duos expects its improvement in operating results to be reflected over the course of the full year in 2023. As a result of timing and other factors, the Company expects revenues in the second quarter of 2023 to be in-line with the first quarter of 2023 before ramping more significantly in the latter half of the year.

Management Commentary

“We began the year building on the significant momentum we’ve generated over the last several quarters, which has us on track to deliver on our financial and operational goals for 2023,” said Duos Chief Executive Officer Chuck Ferry. “Over the last twelve months, we’ve generated approximately $16.2 million in revenues, underscoring our ability to deliver long-term performance over a sustained period and outside of quarterly fluctuations. Growth has come from a diversified pool of new customer contracts, add-on sales to existing agreements, and an increasing stream of recurring revenues as we expand our customer base as well as the breadth of our AI offerings. By the end of this year, we expect to have more than 50 commercialized AI use cases covering a wide range of railcar inspection points for both freight and passenger railcars.

“We have also remained in active discussions with many congressional leaders, regulators, rail operators, and other major stakeholders in providing support for potential new legislation, which is continuing to advance through the Congress. While our operational roadmap is not reliant on this bill, we have seen increased levels of interest from a wide range of railcar operators and owners who are looking to accelerate their technology investments to improve safety standards. Looking ahead, we are making encouraging progress in building out our new subscription offering, which is still planned to come online later this year. With our backlog at $9.4 million, we believe we have strong visibility into expected performance over the coming quarters as well as further confidence in our long-term growth outlook.”

Conference Call

The Company’s management will host a conference call today, May 15, 2023, at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss these results, followed by a question-and-answer period.

Date: Monday, May 15, 2023

Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)

U.S. dial-in: 877-407-3088

International dial-in: 201-389-0927

Confirmation: 13738333

Please call the conference telephone number 5-10 minutes prior to the start time of the conference call. An operator will register your name and organization.

If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 949-574-3860.

The conference call will be broadcast live via telephone and available for online replay via the investor section of the Company's website here.

About Duos Technologies Group, Inc.

Duos Technologies Group, Inc. (Nasdaq: DUOT), based in Jacksonville, Florida, through its wholly owned subsidiary, Duos Technologies, Inc., designs, develops, deploys and operates intelligent vision based technology solutions supporting rail, logistics, intermodal and government customers that streamline operations, improve safety and reduce costs. The Company provides cutting edge solutions that automate the mechanical and security inspection of fast-moving trains, trucks and automobiles through a broad range of proprietary hardware, software, information technology and artificial intelligence. For more information, visit www.duostech.com.

Forward- Looking Statements

This news release includes forward-looking statements regarding the Company's financial results and estimates and business prospects that involve substantial risks and uncertainties that could cause actual results to differ materially. Forward-looking statements relate to future events and typically address the Company's expected future business and financial performance. The forward-looking statements in this news release relate to, among other things, information regarding anticipated timing for the installation, development and delivery dates of our systems; anticipated entry into additional contracts; anticipated effects of macro-economic factors (including effects relating to supply chain disruptions and inflation); timing with respect to revenue recognition; trends in the rate at which our costs increase relative to increases in our revenue; anticipated reductions in costs due to changes in the Company's organizational structure; potential increases in revenue, including increases in recurring revenue; potential changes in gross margin (including the timing thereof); statements regarding our backlog and potential revenues deriving therefrom; and statements about future profitability and potential growth of the Company. Words such as "believe," "expect," "anticipate," "should," "plan," "aim," "will," "may," "should," "could," "intend," "estimate," "project," "forecast," "target," "potential" and other words and terms of similar meaning, typically identify such forward-looking statements. Forward-looking statements involve risks and uncertainties and there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements. These factors include, but are not limited to, the Company's ability to continue as a going concern, the Company's ability to generate sufficient cash to continue and expand operations, the competitive environment generally and in the Company's specific market areas, changes in technology, the availability of and the terms of financing, changes in costs and availability of goods and services, economic conditions in general and in the Company's specific market areas, changes in federal, state and/or local government laws and regulations potentially affecting the use of the Company's technology, changes in operating strategy or development plans and the ability to attract and retain qualified personnel. The Company cautions that the foregoing list of risks, uncertainties and factors is not exclusive. Additional information concerning these and other risk factors is contained in the Company's most recently filed Annual Reports on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other filings filed by the Company with the U.S. Securities and Exchange Commission (the "SEC"), which are available at the SEC's website, http://www.sec.gov. The Company believes its plans, intentions and expectations reflected in or suggested by these forward-looking statements are based on reasonable assumptions. No assurance, however, can be given that the Company will achieve or realize these plans, intentions or expectations. Indeed, it is likely that some of the Company's assumptions may prove to be incorrect. The Company's actual results and financial position may vary from those projected or implied in the forward-looking statements and the variances may be material. Each forward-looking statement speaks only as of the date of the particular statement. We do not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in our expectations or any change in events, conditions or circumstances on which any forward-looking statement is based, except as required by law. All subsequent written and oral forward-looking statements concerning the Company or other matters attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above.

Contacts

Corporate

Fei Kwong, Director, Corporate Communications

Duos Technologies Group, Inc. (Nasdaq: DUOT)
904-652-1625
fk@duostech.com

Investor Relations

Matt Glover or Tom Colton

Gateway Investor Relations

949-574-3860

DUOT@gatewayIR.com

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended
	March 31,
	2023	2022

REVENUES:
Technology systems	$1,827,764	$783,269
Services and consulting	816,524	656,047

Total Revenues	2,644,288	1,439,316

COST OF REVENUES:
Technology systems	1,767,209	865,488
Services and consulting	339,907	351,762

Total Cost of Revenues	2,107,116	1,217,250

GROSS MARGIN	537,172	222,066

OPERATING EXPENSES:
Sales and marketing	307,577	283,894
Research and development	404,885	436,717
General and Administrative Costs	1,971,508	2,143,073

Total Operating Expenses	2,683,970	2,863,684

LOSS FROM OPERATIONS	(2,146,798)	(2,641,618)

OTHER INCOME (EXPENSES):
Interest expense	(1,180)	(3,180)
Other income, net	4,295	182

Total Other Income (Expenses)	3,115	(2,998)

NET LOSS	$(2,143,683)	$(2,644,616)

Net Loss Per Share
Basic	$(0.30)	$(0.49)
Diluted	$(0.30)	$(0.49)

Weighted Average Shares
Basic	7,156,876	5,353,620
Diluted	7,156,876	5,353,620

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2023	2022
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash	$4,340,947	$1,121,092
Accounts receivable	717,346	3,418,263
Contract assets	1,426,312	425,722
Inventory	1,529,530	1,428,360
Prepaid expenses and other current assets	532,381	441,320

Total Current Assets	8,546,516	6,834,757

Property and equipment, net	579,689	629,490
Operating lease right of use asset	4,612,830	4,689,931
Security deposit	600,000	600,000
Software development costs, net	454,280	265,208
Patents and trademarks, net	75,017	69,733

TOTAL ASSETS	$14,868,332	$13,089,119

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$1,282,184	$2,290,390
Notes payable - financing agreements	193,094	74,575
Accrued expenses	367,652	453,023
Equipment financing payable-current portion	11,566	22,851
Operating lease obligations-current portion	764,820	696,869
Contract liabilities	2,066,861	957,997

Total Current Liabilities	4,686,177	4,495,705

Operating lease obligations, less current portion	4,466,884	4,542,943

Total Liabilities	9,153,061	9,038,648

Commitments and Contingencies (Note 4)	—	—

STOCKHOLDERS' EQUITY:
Preferred stock: $0.001 par value, 10,000,000 shares authorized, 9,446,000 shares available to be designated	—	—
Series A redeemable convertible preferred stock, $10 stated value per share, 500,000 shares designated; 0 issued and outstanding at March 31, 2023 and December 31, 2022, respectively, convertible into common stock at $6.30 per share	—	—
Series B convertible preferred stock, $1,000 stated value per share, 15,000 shares designated; 0 issued and outstanding at March 31, 2023 and December 31, 2022, respectively, convertible into common stock at $7 per share	—	—
Series C convertible preferred stock, $1,000 stated value per share, 5,000 shares designated; 0 issued and outstanding at March 31, 2023 and December 31,2022, respectively, convertible into common stock at $5.50 per share	—	—
Series D convertible preferred stock, $1,000 stated value per share, 4,000 shares designated; 1,299 and 1,299 issued and outstanding at March 31, 2023 and December 31, 2022, respectively, convertible into common stock at $3 per share	1	1
Series E convertible preferred stock, $1,000 stated value per share, 30,000 shares designated; 4,000 and 0 issued and outstanding at March 31, 2023 and December 31, 2022, respectively, convertible into common stock at $3 per share	4	—
Common stock: $0.001 par value; 500,000,000 shares authorized, 7,169,339 and 7,156,876 shares issued, 7,168,015 and 7,155,552 shares outstanding at March 31, 2023 and December 31, 2022, respectively	7,168	7,156
Additional paid-in-capital	60,371,067	56,562,600
Accumulated deficit	(54,505,517)	(52,361,834)
Sub-total	5,872,723	4,207,923
Less: Treasury stock (1,324 shares of common stock at March 31, 2023 and December 31, 2022)	(157,452)	(157,452)
Total Stockholders’ Equity	5,715,271	4,050,471

Total Liabilities and Stockholders’ Equity	$14,868,332	$13,089,119

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Three Months Ended
	March 31,
	2023	2022

Cash from operating activities:
Net loss	$(2,143,683)	$(2,644,616)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	116,588	73,628
Stock based compensation	75,128	250,577
Stock issued for services	32,500	40,000
Amortization of operating lease right of use asset	77,101	77,636
Changes in assets and liabilities:
Accounts receivable	2,700,917	1,449,908
Contract assets	(1,000,590)	(264,223)
Inventory	(101,167)	(24,426)
Prepaid expenses and other current assets	228,941	(264,687)
Accounts payable	(1,008,207)	(95,708)
Accrued expenses	(85,371)	(30,622)
Operating lease obligation	(8,107)	70,094
Contract liabilities	1,108,864	534,706
Net cash used in operating activities	(7,086)	(827,733)

Cash flows from investing activities:
Purchase of patents/trademarks	(7,339)	(600)
Purchase of software development	(212,067)	—
Purchase of fixed assets	(41,738)	(101,478)
Net cash used in investing activities	(261,144)	(102,078)

Cash flows from financing activities:
Repayments of insurance and equipment financing	(201,485)	(128,437)
Repayment of finance lease	(11,285)	(23,959)
Proceeds from common stock issued	—	6,095,000
Issuance cost	(299,145)	(576,650)
Proceeds from preferred stock issued	4,000,000	—
Net cash provided by financing activities	3,488,085	5,365,954

Net increase in cash	3,219,855	4,436,143
Cash, beginning of period	1,121,092	893,720
Cash, end of period	$4,340,947	$5,329,863

Supplemental Disclosure of Cash Flow Information:
Interest paid	$1,180	$3,180
Taxes paid	$—	$—

Supplemental Non-Cash Investing and Financing Activities:
Notes issued for financing of insurance premiums	$320,004	$242,591